EXHIBIT 99.01

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Cadence Appoints Julia Liuson to Board of Directors

SAN JOSE, Calif., December 1, 2020—Cadence Design Systems, Inc. (Nasdaq: CDNS) today announced the appointment of Julia Liuson to its board of directors, effective January 4, 2021. Ms. Liuson is corporate vice president in the Developer Division at Microsoft Corporation, a leader in enabling the digital transformation for the era of an intelligent cloud and an intelligent edge.

“We are honored to welcome Julia Liuson to our board of directors,” said John B. Shoven, Ph.D., Cadence’s chairman of the board. “Cadence’s innovative solutions enable our customers to maximize the opportunities arising from generational industry trends, such as AI, hyperscale computing and data analytics. Julia’s deep technology and operational expertise coupled with her strong domain knowledge position her well to provide valuable strategic and technology guidance to accelerate Cadence’s Intelligent System Design strategy.”

Ms. Liuson joined Microsoft in 1992 and has held several technical and executive roles of increasing scope and impact over the years. In her current role, she sets technology and business strategy and leads the development of products that include Visual Studio, .NET Framework and developer platform services for Microsoft Azure. Under her leadership, Visual Studio and Visual Studio Code’s monthly active developers have grown from 1.5 million to almost 20 million in six years. In 2012, Ms. Liuson became the first woman promoted to corporate vice president of development at Microsoft. She is a role model and champion of improving diversity and inclusion in STEM—both at Microsoft and through her charitable work. In 2019, Women in Technology International inducted Julia into the Women in Technology Hall of Fame.

About Cadence

Cadence is a pivotal leader in electronic design, building upon more than 30 years of computational software expertise. The company applies its underlying Intelligent System Design™ strategy to deliver software, hardware and IP that turn design concepts into reality. Cadence customers are the world’s most innovative companies, delivering extraordinary electronic products from chips to boards to systems for the most dynamic market applications, including consumer, hyperscale computing, 5G communications, automotive, mobile, aerospace, industrial and healthcare. For six years in a row, Fortune magazine has named Cadence one of the 100 Best Companies to Work For. Learn more at cadence.com.

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